EXHIBIT 5.5

June 13, 2014

DaVita HealthCare Partners Inc.

2000 16th Street

Denver, Colorado 80202

Re:	$1,750,000,000 5.125% Senior Notes due 2024

Dear Ladies and Gentleman,

I refer to the issuance by DaVita HealthCare Partners Inc., a Delaware corporation (“DaVita”), of $1,750,000,000 of 5.125% Senior Notes due 2024 (the “Notes”) under an indenture dated as of June 13, 2014 (the “Indenture”), among DaVita, the subsidiary guarantors named therein, including the subsidiary guarantors set forth on Exhibit A (each, a “Subsidiary”, collectively, the “Subsidiaries”, and together with the other subsidiary guarantors, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), and the issuance by the Guarantors of the related guarantees of the Notes (the “Guarantees”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions expressed below, I have examined and relied upon a copy of the form of Note, the form of the notation of Guarantee and the Indenture. I have also examined originals, or copies of originals certified or otherwise identified to my satisfaction, of such agreements, documents, certificates and statements of governmental officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for the opinions expressed below. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to me for examination. I have also assumed (a) that the Indenture and the Guarantees (the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Subsidiaries; (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Subsidiaries, enforceable against each of them in accordance with their respective terms; and (c) the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, or (ii) violations of statutes, rules and regulations or court or governmental orders.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, I am of the opinion that:

1. Each Subsidiary is a Georgia corporation or limited liability company, as the case may be, validly existing and in good standing under the laws of the State of Georgia.

2. Each Subsidiary has the requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantees.

3. The Indenture has been duly authorized, executed and delivered by each Subsidiary and the Guarantee executed by such Subsidiary has been duly authorized, executed and delivered by such Subsidiary.

2000 16th Street, Denver, CO 80202    |    P (303) 876-6000    |    F (310) 536-2675    |    DaVitaHealthCarePartners.com

This letter is limited to the federal laws of the United States of America and the laws of the State of Georgia. I express no opinion and make no statement as to the laws, rules or regulations of any other jurisdiction or any state securities or blue sky laws.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), I have assumed, to the extent relevant to the opinions set forth herein, that (a) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (b) such Instrument has been duly authorized, executed and delivered by each party thereto, and (c) such Instrument was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided, that I make no such assumption insofar as any of the foregoing matters relate to the Subsidiaries and is expressly covered by my opinion set forth in paragraphs 1 and 3 above.

I hereby consent to the filing of this opinion letter as an exhibit to DaVita’s Current Report on Form 8-K relating to the Notes and the Guarantee and to all references to me included in or made a part of DaVita’s Registration Statement on Form S-3 under the Act, filed with the Securities and Exchange Commission on June 10, 2014 (File No. 333-196630). In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

/s/ Betsy McCubrey

Betsy McCubrey

VP, Assoc. Gen. Counsel, Healthcare Regulatory
Legal Department / Justice League

2000 16th Street, Denver, CO 80202    |    P (303) 876-6000    |    F (310) 536-2675    |    DaVitaHealthCarePartners.com

Exhibit A

Subsidiaries

Guarantor Entity	State of Incorporation or Formation
Elberton Dialysis Facility, Inc.	Georgia
Nephrology Medical Associates of Georgia, LLC	Georgia

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2000 16th Street, Denver, CO 80202    |    P (303) 876-6000    |    F (310) 536-2675    |    DaVitaHealthCarePartners.com